Exhibit 10.22(c)

CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2006)

THIRD AMENDMENT

WHEREAS, effective January 1, 1991, Cabot Oil & Gas Corporation (the “Company”) established the Cabot Oil & Gas Corporation Savings Investment Plan and has amended and restated the Plan on several occasions since that date, most recently as of January 1, 2006 (the “Plan”); and

WHEREAS, effective as of January 16, 2008, the Company established the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan (“SEIP I”) in order to facilitate the Company’s ability to attract and retain talented employees and to mitigate possible concerns about the stability of employment relationships in a consolidating industry; and

WHEREAS, the Company amended the Plan, effective as of April 23, 2008, to clarify that the Company does not intend for benefits paid under SEIP I to be included in the calculation of Compensation under the terms of the Plan; and

WHEREAS, effective July 1, 2008, the Company established the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan II (“SEIP II”); and

WHEREAS, SEIP II expressly states that any benefit payable under SEIP II is and shall be characterized for all purposes as a retention bonus payment; and

WHEREAS, the Company does not intend for benefits paid under SEIP II or any other supplemental employee incentive plan that is substantially similar to SEIP I or SEIP II to be included in the calculation of Compensation under the terms of the Plan;

NOW, THEREFORE, having reserved the right to amend the Plan pursuant to Section 10.4 thereof, the Company hereby amends Section 1.11 of the Plan effective July 1,2008, by deleting the first paragraph thereof and replacing it with the following:

The total non-deferred remuneration actually paid to a Member by the Employer for personal services rendered as an Employee, as reported on the Member’s Federal Income Tax Withholding Statement (Form W-2 or its subsequent equivalent) during the applicable Plan Year and any amounts by which a Member’s normal remuneration is reduced pursuant to a voluntary salary reduction plan qualified under Section 125 of the Code, a qualified transportation fringe under Section 132(f) of the Code or a cash-or-deferred plan qualified under Section 401(k) of the Code, including salary, wages, overtime payments, and annual, discretionary and sign-on bonuses, but excluding any amounts contributed by or on behalf of an Employer to this Plan or any other employee benefit plan sponsored by the Company, non-deductible moving expenses, disability pay (both short-term and long-term), any income arising from the exercise of a stock option or from the receipt of a restricted stock award, reimbursements, expense allowances, severance pay (whether periodic or in a lump sum), taxable fringe benefits, waiver benefits, deductible payments under Section 105(h) of the Code, taxable group-term life insurance benefits, retention and relocation bonuses, and any benefits payable or paid under the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan [or any substantially similar plan established by the Employer, including but not limited to, the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan II]. The Compensation of a Member as reflected on the books and records of the Employer shall be conclusive.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed as of the 30th day of December, 2008, to become effective as of                             .

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham D. Garza
Title:	Vice President, Human Resources

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